Exhibit 99.1

FOR RELEASE 6:00 AM ET, August 25, 2014

Contact:                      Robert S. Tissue, Sr. Vice President & Chief Financial Officer
Telephone:                 (304) 530-0552
Email:                           rtissue@summitfgi.com

SUMMIT FINANCIAL GROUP, INC. ANNOUNCES ENTRY INTO SECURITIES PURCHASE AGREEMENT TO RAISE CAPITAL

MOOREFIELD, WV – August 25, 2014 (GLOBE NEWSWIRE) – Summit Financial Group, Inc. ("Company" or "Summit") (NASDAQ: SMMF) today announced that it has entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Castle Creek Capital Partners V, LP (“Castle Creek”). Following the satisfaction or waiver of the conditions set forth in the Purchase Agreement, Castle Creek has agreed to acquire in a private placement (the “Private Placement”) shares of common stock of Summit (“Common Stock”) in an amount that is expected to approximate 9.9% of the outstanding Common Stock of the Company following consummation of the Private Placement at the price of $9.75 per share. The Company will receive approximately $10.2 million in net proceeds in the Private Placement after the consummation of the transactions contemplated by the Purchase Agreement.

The Private Placement will consist of two closings. The consummation of the first closing for the purchase of 819,384 shares of Common Stock at an aggregate purchase price of $8.0 million is conditioned upon, among other things, the receipt by Castle Creek of certain regulatory confirmations. The consummation of the second closing for the purchase of 237,753 shares of Common Stock at an aggregate purchase price of $2.3 million is conditioned upon, among other things, the conversion into shares of Common Stock of all outstanding shares of the Company’s 8% Non-Cumulative Convertible Preferred Stock, Series 2009 and 8% Non-Cumulative Convertible Preferred Stock, Series 2011. Summit management anticipates the first closing will occur in the fourth quarter of 2014, and the second closing will occur in the first quarter of 2015.

The Company has also agreed under the terms of the Purchase Agreement to file a registration statement on Form S-3 with the Securities and Exchange Commission and to commence, following the second closing of the sale of Common Stock to Castle Creek under the Purchase Agreement, a rights offering (the “Rights Offering”) to the holders of record of the Common Stock as of a date selected by Summit’s Board of Directors. In the Rights Offering, all holders of Common Stock as of the record date, excluding Castle Creek, will be offered non-transferable rights (“Rights”) to purchase shares of Common Stock at the same per share purchase price of $9.75 used in the Private Placement to Castle Creek. The aggregate number of shares that will be offered for sale in connection with the Rights Offering is 256,410 and, if all shares offered are purchased, the Company expects to yield total gross proceeds of $2.5 million, prior to any fees and expenses associated with the sale. The Rights will be distributed to all of the holders of the Common Stock, excluding Castle Creek, on a pro rata basis, based on the number of shares of Common Stock owned by each shareholder as of the record date used in connection with the Rights Offering. The Company expects the Rights Offering to occur during the second quarter of 2015.

H. Charles Maddy, III, President and Chief Executive Officer of Summit, commented, “Over the past three years, our focus has been to restore Summit as a high-performing community bank. We have reduced our portfolio of problem assets, strengthened our capital levels and enhanced our earnings primarily through loan portfolio growth and net interest margin improvements. The Board of Directors and management believe that the private placement and the rights offering contemplated under the purchase agreement will significantly accelerate Summit’s ability to achieve this goal. Higher consolidated capital levels resulting from these transactions should give us the flexibility and strength to restore a dividend to our common shareholders sooner and to evaluate opportunities for future growth earlier than previously planned. We anticipate using the proceeds from these transactions to retire higher cost debt at our parent company, which should mitigate most of the near term earnings dilution resulting from the issuance of new common shares. We are delighted that Castle Creek, a highly-respected institutional investor in community banks, has chosen to make a significant investment in Summit. Castle Creek’s long-term commitment to Summit positions us well for the future.”

About the Company

Summit Financial Group, Inc. is a $1.44 billion financial holding company headquartered in Moorefield, West Virginia. Summit provides community banking services primarily in the Eastern Panhandle and South Central regions of West Virginia and the Northern and Shenandoah Valley regions of Virginia, through its bank subsidiary, Summit Community Bank, Inc., which operates fifteen banking locations. Summit also operates Summit Insurance Services, LLC in Moorefield, West Virginia and Leesburg, Virginia.

FORWARD-LOOKING STATEMENTS

This press release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Words such as “expects”, “anticipates”, “believes”, “estimates” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could” are intended to identify such forward-looking statements.

Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially.  Factors that might cause such a difference include our ability to consummate, and the results of, the private placement and rights offering; changes in the financial and securities markets, including changes with respect to the market value of our financial assets; economic and political conditions, especially in the Eastern Panhandle and South Central regions of West Virginia and the Northern and Shenandoah Valley regions of Virginia; real estate prices and sales in the Company’s markets; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; the impact of technological advances; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economies.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  We undertake no obligation to revise these statements following the date of this press release.  Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.